Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham
Senior Director, Investor Relations & Corp Comm	Jakob Jakobsen
Sequenom, Inc.	Media Contact
858-202-9028	Chandler Chicco Agency
mgraham@sequenom.com	310-309-1003
jjakobsen@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2012 AND

INCREASES FULL-YEAR MATERNIT21™ PLUS TEST VOLUME GOAL TO 50,000

Company Announces More Than 20,000 Sequenom CMM MaterniT21™ PLUS Tests Accessioned Since Launch

SAN DIEGO, Calif. – July 26, 2012 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported revenue of $18.3 million for the second quarter of 2012, an increase of 23% from revenue of $14.9 million in the first quarter of 2012 and a 38% increase compared to revenue of $13.3 million for the second quarter of 2011. Second quarter 2012 revenues from the Sequenom Center for Molecular Medicine (Sequenom CMM) diagnostic services operating segment grew more than 400%, while revenues from the genetic analysis operating segment decreased 14% in the second quarter of 2012 as compared to the prior year period.

“We have continued to see strong increases in the uptake of the MaterniT21 PLUS laboratory developed test (LDT) and Sequenom CMM has now analyzed more than 20,000 test samples since the product was launched in October of last year. We have been able to effectively meet this increasing demand by expanding our operational capacity so that we can continue to meet the needs of our physician customers and their patients in a prompt and timely manner,” said Harry Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “We believe that our operational model, additional efforts and test enhancements planned for the second half of the year will position us well for sustainable growth and product leadership going forward.”

Gross margin in the second quarter of 2012 was 32% of revenues as compared to a gross margin of 67% in the same period one year ago, a difference primarily attributable to the cost associated with the launch and increasing market adoption of the Sequenom CMM MaterniT21 PLUS LDT. Diagnostic services revenue is primarily recognized when cash is received, while costs are recognized in the current period upon completion of the services. The costs associated with increasing test volumes, resulted in decreased gross margins as the company has not yet recognized revenue related to the increased number of tests performed, which have been billed but not yet collected. Gross margin is expected to continue to fluctuate quarterly due to changes in sales volumes and the timing of cash receipts until the company converts to accrual accounting for diagnostic services revenue, which is expected to occur after sufficient reimbursement history has been established.

Total operating expenses for the second quarter of 2012 were $35.1 million, as compared to total expenses of $29.9 million for the second quarter of 2011. This change reflects increased selling and marketing expenses resulting primarily from higher labor costs associated with increased headcount to support operations and the continued expansion of the diagnostic services infrastructure. Research and development expenses decreased 19% from the prior year period, primarily due to a reduction in research-related licensing and collaboration costs.

General and administrative expenses increased in the second quarter of 2012 to $9.9 million, an increase due primarily to facilities and legal expenses, and higher labor costs associated with increased headcount to support operations as compared to the same period one year ago. Total stock-based compensation expense was $3.2 million for the second quarter of 2012, as compared to $3.5 million recorded during the second quarter of 2011.

Net loss for the second quarter of 2012 was $29.6 million, or $0.26 per share, as compared to net loss of $20.9 million, or $0.21 per share for the same period in 2011, resulting from an increase in costs associated primarily with the growth in testing volume of the MaterniT21 PLUS LDT.

“Even as we continue to invest in strategies to expand the reach of Sequenom CMM’s testing services, our second quarter results are generally in line with our expectations given the rapid adoption of the MaterniT21 PLUS LDT,” said Paul V. Maier, Sequenom’s CFO. “Importantly, for the first time, this quarter the MaterniT21 PLUS LDT made the largest contribution to Sequenom’s diagnostic services revenue, a trend we expect to continue moving forward. We expect our diagnostic services margins to improve in the second half of 2012 as Sequenom CMM implements further test enhancements and the steps to achieve the benefits of volume growth.”

First Half Results

For the first half of 2012, the company reported revenue of $33.2 million, an increase of 24% from revenue of $26.8 million for the first half of 2011. Revenues in the first half of 2012 from the Sequenom CMM diagnostics services operating segment grew 295%, while revenues from the genetic analysis operating segment decreased 14% in the first half of 2012 as compared to the prior year period.

Gross margin for the first half of 2012 was 34% of revenue as compared to gross margin of 64% for the first half of 2011, a difference primarily attributable to the cost associated with the increased test volume resulting from the launch and increased market adoption of the Sequenom CMM MaterniT21 PLUS LDT.

Total operating expenses for the first half of 2012 were $64.9 million, as compared to total expenses of $51.4 million for the first half of 2011. This change reflects increased selling and marketing expenses resulting primarily from higher labor costs associated with increased headcount to support operations and the continued expansion of the diagnostic services infrastructure. Research and development expenses decreased 4% as compared to the first half of 2011, primarily due to a reduction in research-related licensing and collaboration costs.

General and administrative expenses increased in the first half of 2012 to $17.3 million, primarily due to an increase in legal costs associated with ongoing patent litigation, as compared to the same period one year ago, and an increase in the infrastructure to support the increased diagnostic testing volume. Total stock-based compensation expense was $6.1 million for the first half of 2012, flat as compared to the first half of 2011.

Net loss for the first half of 2012 was $54.1 million, or $0.48 per share, as compared to net loss of $33.6 million, or $0.34 per share for the same period in 2011, reflecting an increase in costs associated primarily with the growth in sales volume of the MaterniT21 PLUS LDT.

As of June 30, 2012, total cash, cash equivalents, and marketable securities were $98.6 million. Net cash used in operating activities was $12.4 million for the second quarter, while purchases of capital equipment and intellectual property for the same period totaled $11.6 million, funded partially through utilization of the Company’s credit facility. As of June 30, 2012, the Company had borrowed $20.0 million under the credit facility.

Operational Updates

Sequenom CMM accessioned more than 20,000 total tests in the second quarter of 2012, including in excess of 13,000 MaterniT21 PLUS LDTs. Total tests accessioned increased by 55%, while MaterniT21 PLUS LDTs increased 165% during the second quarter of 2012.

This brings the total number of MaterniT21 PLUS LDTs accessioned to more than 20,000 since the initial product launch in the fall of 2011. At the close of the first quarter of 2012, the 52-week run rate of MaterniT21 PLUS samples accessioned equated to approximately 30,000 tests. As of the last week in June 2012, the annualized run rate had increased to approximately 65,000 tests.

Due to the successful growth in adoption year-to-date, the Company is increasing its internal goal from 40,000 MaterniT21 PLUS tests billed to 50,000 MaterniT21 PLUS tests billed in 2012. This increase doubles the original goal of billing 25,000 tests in 2012, as announced in January of this year.

During the second quarter, Sequenom CMM announced the publication of a manuscript stemming from the large Women & Infants multi-center clinical study on MaterniT21 PLUS LDT. The publication, appearing in the peer-reviewed journal, Prenatal Diagnosis, addressed the capability of the MaterniT21 PLUS LDT to accurately detect the presence of certain fetal trisomies in pregnant women carrying twins or triplets.

In response to the growing commercial interest and demand for its testing services, Sequenom CMM plans to further expand its prenatal sales force during the second half of 2012, adding approximately 25 new sales representatives during the third quarter, bringing the total to more than 75 diagnostic sales representatives actively selling in all 50 states in the U.S.

Conference Call Information

A conference call will take place today, July 26, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) hosted by Chairman and CEO Harry F. Hixson, Jr., Ph.D., and other members of senior management. To access the live teleconference call, dial 800-860-2442 in the U.S., 866-605-3852 in Canada (both are toll free), and 412-858-4600 for other international callers. Please specify to the operator that you would like to join the “Sequenom Second Quarter 2012 Earnings Conference Call.” If you are unable to listen to the live webcast, a teleconference replay will be available through Friday, August 3, 2012. Interested parties can access the rebroadcast by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10016291.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until August 4, 2012.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) currently has two CAP accredited and CLIA-certified molecular diagnostics reference laboratories dedicated to the development and commercialization of laboratory developed tests for prenatal and retinal conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory testing services.

SEQUENOM®, Sequenom CMM®, MaterniT21™ and MaterniT21™ PLUS are trademarks of Sequenom. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s full-year MaterniT21 PLUS test volume goal of 50,000 tests billed for 2012, the uptake of the MaterniT21 PLUS LDT, the ability of Sequenom to continue to meet demand and the needs of physician customers and their patients, additional efforts and test enhancements planned for the second half of the year, Sequenom’s ability to sustain growth and product leadership going forward, Sequenom’s expectations regarding future gross margin fluctuation on a quarterly basis, recognition of diagnostic services revenue in the future and expectations regarding conversion to accrual accounting for diagnostic services revenue and the timing thereof, Sequenom’s planned investment in strategies to expand the reach of Sequenom CMM’s testing services, expectations regarding future contribution of the MaterniT21 PLUS LDT to Sequenom’s diagnostic services revenue, expectations regarding improvement of the diagnostic services segment margins to improve in the second half of 2012, Sequenom’s plans to implement further test enhancements and steps to achieve the benefits of volume growth, annualized sample accession run rates for the MaterniT21 PLUS LDT, growing commercial interest and demand for Sequenom CMM’s testing services and Sequenom CMM’s plans to further expand its prenatal sales force during the second half of 2012, Sequenom’s commitment to improving healthcare through revolutionary genetic analysis solutions, Sequenom CMM’s dedication to the development and commercialization of laboratory developed tests, and changing the landscape in genetic diagnostics, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Sequenom’s ability to develop and commercialize new technologies and products and to scale up its operations to meet increased product demand, particularly for new technologies and products such as Sequenom CMM’s prenatal and other diagnostics testing services, Sequenom’s ability to manage its existing cash resources or raise additional cash resources, customer demand for and Sequenom’s ability to obtain payor reimbursement and payment collection and the timing thereof, for Sequenom CMM’s diagnostic test services including the MaterniT21 PLUS LDT, Sequenom’s ability to convert to accrual accounting for its diagnostic test services including the MaterniT21 PLUS LDT, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation, including patent litigation, and other risks detailed from time to time in Sequenom, Inc.’s most recent Quarterly Report on Securities and Exchange Commission Form 10-Q and Annual Report on Securities and Exchange Commission Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom, Inc. undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Genetic analysis product sales and services	$10,142	$11,731	$20,281	$23,575

Diagnostic services	8,110	1,601	12,891	3,267

Total revenues	18,252	13,332	33,172	26,842

Costs and expenses:
Cost of genetic analysis product sales and services and diagnostics services	12,371	4,425	21,849	9,529

Gross margin	5,881	8,907	11,323	17,313

Selling and marketing	11,303	7,678	21,060	13,738
Research and development	13,870	17,146	26,533	27,777
General and administrative	9,949	5,038	17,299	9,876

Total operating expenses	35,122	29,862	64,892	51,391

Loss from operations	(29,241)	(20,955)	(53,569)	(34,078)

Other (loss) income, net	(361)	29	(484)	433

Loss before income taxes	(29,602)	(20,926)	(54,053)	(33,645)
Income tax (expense) benefit	(20)	(12)	(22)	37

Net loss	$(29,622)	$(20,938)	$(54,075)	$(33,608)

Net loss per share, basic and diluted	$(0.26)	$(0.21)	$(0.48)	$(0.34)

Comprehensive loss	$(29,807)	$(20,779)	$(54,233)	$(33,169)

Weighted average shares outstanding, basic and diluted	114,549	99,083	112,531	99,012

SEQUENOM, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
Assets:
Cash, cash equivalents, marketable securities	$98,637	$84,216
Restricted cash	204	66
Accounts receivable, net	7,577	6,972
Inventories	10,551	8,729
Prepaid expenses and other assets	3,803	3,533

Total current assets	120,772	103,516
Equipment and leasehold improvements, net	27,178	19,629
Other assets	13,104	12,402

Total assets	$161,054	$135,547

Liabilities and Stockholders’ Equity:
Accounts payable	$17,512	$8,435
Accrued expenses and other current liabilities	15,120	16,530
Deferred revenue	2,247	2,137
Long-term debt and obligations, current portion	6,126	1,902

Total current liabilities	41,005	29,004
Long-term liabilities	18,026	15,155
Stockholders’ equity	102,023	91,388

Total liabilities and stockholders’ equity	$161,054	$135,547

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